                                                                     Exhibit 5.1





                                August 27, 1998


Uniphase Corporation
163 Baypointe Parkway
San Jose, California 95134

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Company's Common Stock, $0.001 par value (the "Stock"). The Stock is reserved for issuance pursuant to the Company's 1998 Employee Stock Purchase Plan and pursuant to options granted or to be granted under the Company's Amended and Restated 1993 Flexible Stock Incentive Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Stock.

     It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/ Morrison & Foerster LLP
                                       ------------------------------
                                       Morrison & Foerster LLP